SECURITIES AND EXCHANGE COMMISSION{PRIVATE}

WASHINGTON, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(a) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:	Drexel Hamilton Mutual Funds

Address of Principal Business Office:

2000 Market Street, Suite 1460

Philadelphia, PA 19103

Telephone:	1-888-813-8637

Agent for Service of Process:

Andrew Bang

2000 Market Street, Suite 1460

Philadelphia, PA 19103

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

YES /X/

NO /    /

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the city of Atlanta and in the state of Georgia on the 5th day of April, 2011.

Signature: Drexel Hamilton Mutual Funds

By:	/s/ Brent S. Gillett
Brent S. Gillett
Trustee

Attest:	/s/ Kevin M. Cott
Kevin M. Cott
Title:	Assistant Secretary